EXHIBIT 10.2

FIRST DEFIANCE FINANCIAL CORPORATION

LONG TERM INCENTIVE COMPENSATION PLAN

CONTINGENT AWARD AGREEMENT

CONTINGENT AWARD AGREEMENT (the “Agreement”) made as of the 21st day of July, 2008, between First Defiance Financial Corporation (“FDF”), an Ohio corporation, and _______________ (the “Participant”).

RECITALS

A.	Employee is employed by FDF or a Subsidiary of FDF in a position FDF deems to be a key position.

B.	FDF’s Board of Directors adopted the First Defiance Financial Corp. Long-Term Incentive Compensation Plan (the “Plan”) effective July 21, 2008.

C.	FDF desires to provide long term incentive compensation (“LTIC”) to Participant under the Plan subject to the terms and conditions of the Plan and this Agreement as set forth below.

D.	Capitalized terms used herein, but not defined herein, shall have the meaning defined for them under the Plan.

AGREEMENT

Now, therefore, intending to be legally bound and in consideration of the mutual covenants set forth herein, the parties hereto agree as follows:

1.	Award. Shall mean a cash award paid to the Participant in accordance with the terms and conditions under this agreement and the Plan.

2.	Performance Period. The Performance Period for the Contingent Award made herein shall be the three year period beginning January 1, 2008 and ending December 31, 2010.

3.	Target Award. The Participant’s Target Award for the Performance Period referenced under paragraph 4 of this Agreement shall be $__________.

4.
Performance Award Schedule. The Award provided for under this Agreement shall be determined in accordance with the following schedules A and B based on FDF’s three-year cumulative fully diluted earnings per share (“EPS”), and average annual Return on Assets (ROA) during the Performance Period, computed under Generally Accepted Accounting Principles (GAAP).

Schedule A
Annual EPS Growth Rate During Performance Period	Three-Year Cumulative Fully Diluted EPS for the Performance Period	Percent of Target Award Earned (1)
15.0%	$7.98	150%
12.5%	$7.63	125%
10.0%	$7.34	100%
9.0%	$7.15	75%
7.0%	$6.88	50%
5.0%	$6.61	25%

Schedule B
Average Annual ROA over Performance Period	Percent of EPS Award Paid (1)
1.20%	120%
1.10%	110%
1.00%	100%
.90%	75%
.80%	50%

(1) Subject to interpolation for cumulative EPS or ROA performance that is between schedule values

5.
Award Determination. The Participant’s Award under this Agreement shall be determined as a multiple of: percent of the Participant’s Target Award earned under Schedule A, multiplied by the percent of EPS Award paid under Schedule B, multiplied by the Participant’s Target Award. The Participant must be actively employed by FDF as of the end of the Performance Period to be eligible to receive any Award except as noted in Section 10 of this Agreement. Actual Award percentage rates will be interpolated using the actual three-year cumulative fully diluted cumulative EPS and average ROA for the Performance Period

6.	Payment of Award. Performance Awards earned as provided for under this agreement and in accordance with the Plan shall be paid in cash no later than March 15 next following the Performance Period.

7.	Tax Withholding Obligations. An Award paid under this Agreement shall be subject to mandatory federal, state, and local tax withholding requirements.

8.
Termination and Forfeiture of Award. The Participant’s right to receive an Award shall terminate in whole and forfeit upon termination of employment with FDF or its subsidiaries for any reason, except in the event of Participant’s death, Permanent Disability or Retirement. If the Participant’s termination with FDF meets one of the listed exceptions, the Participant’s Award opportunity will remain subject to the Award determination under paragraph 5 during the Performance Period provided for in this Agreement and the Award earned at the end of the Performance Period will be reduced proportionate to the number of months rounded to the nearest whole month the Participant was actively employed during the Performance Period. Payment will be made at the same time as provided for under paragraph 6 of this Agreement.

9.
Award Earned Upon a Change in Control. Upon the effective date of a Change in Control, an Award shall be made in an amount determined by taking the product of (A) the Award that would have been due if performance, measured as of the transaction date, were to continue at the same rate through the Performance Period; and (B) a fraction, the numerator of which is the number of whole months that have elapsed from the beginning of the Performance Period to the date of the transaction, and the denominator of which is the number of whole months in the Performance Period. Payment will be made before the later of two and one-half months after the effective date of a Change-in-Control, or the end of the calendar year in which the Change-in-Control occurs.

10.	Non-compete, Non-solicitation and Business Protection.

A.	Noncompetition Agreement and Nonsolicitation.

1.
In view of Participant's importance to the success of FDF, Participant and FDF agree that FDF would likely suffer significant harm from Participant's competing with FDF or an Affiliate during Participant's term of employment with FDF or a Subsidiary and for some period of time thereafter.  Accordingly, Participant agrees that Participant shall not engage in competitive activities while employed by FDF or an Affiliate and during the Restricted Period.  Participant shall be deemed to engage in competitive activities if he shall, without the prior written consent of FDF, render services directly or indirectly, as an Participant, officer, director, consultant, advisor, partner or otherwise, for any organization or enterprise which competes directly or indirectly with the business of FDF or any Affiliate in providing financial products or services (including, without limitation, banking, insurance, or securities products or services) to consumers and businesses, or directly or indirectly acquires any financial or beneficial interest in any organization which conducts or is otherwise engaged in a business or enterprise which competes directly or indirectly with the business of FDF or any Affiliate in providing financial products or services (including, without limitation, banking, insurance or securities products or services) to consumers and businesses.  Notwithstanding the preceding sentence, Participant shall not be prohibited from owning less than 1 percent of any publicly traded corporation, whether or not such corporation is in competition with FDF or an Affiliate.  For purposes of this Section 10 the term "Restricted Period" shall be the period of one year following termination for any reason of Participant’s employment with FDF or an Affiliate.

During the Participant's employment by FDF or an Affiliate, the covenants contained in this Section 10.A.1., shall apply without regard to geographic location.  Following the termination of Participant's employment and during the Restricted Period, the covenants contained in this Section 10.A.1. shall be limited to those counties in which FDF or an Associate has branch banking insurance and investment or other offices, and all contiguous counties to any such county.

2.
While employed by FDF or an Affiliate and during the Restricted Period, Participant agrees that Participant shall not, in any manner, directly or indirectly, (i) solicit by mail, by telephone, by personal meeting, or by any other means, either directly or indirectly, any customer or prospective customer of FDF or an

Affiliate to whom Participant provided services, or for whom Participant transacted business, or whose identity becomes known to Participant in connection with Participant's services to FDF or an Affiliate (including employment with or services to any predecessor or successor entities), to transact business with a person or an entity other than FDF or an Affiliate or to refuse or refrain from doing any business with FDF or an Affiliate or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between FDF or an Affiliate and any such customer or prospective customer.  The term "solicit" as used in this Agreement means any communication of any kind whatsoever, inviting, encouraging or requesting any person to take or refrain from taking any action with respect to the business of FDF or an Affiliate.

3.
While employed by FDF or an Affiliate and during the Restricted Period, Participant agrees that Participant shall not, in any manner, directly or indirectly, solicit any person who is an Employee of FDF or any Affiliate to apply for or accept employment or a business opportunity with any other person or entity.

4.	The parties agree that nothing herein shall be construed to limit or negate the common law of torts or trade secrets where it provides broader protection than that provided herein.

B.	Confidential Information.

Participant has obtained and may obtain confidential information concerning the businesses, operations, financial affairs, organizational and personnel matters, policies, procedures and other non-public matters of FDF and its Subsidiaries, and those of third parties that is not generally disclosed to persons not employed by FDF or its Subsidiaries.  Such information (referred to herein as the "Confidential Information") may have been or may be provided in written form or orally.  Participant shall not disclose to any other person the Confidential Information at any time during his employment with FDF or a Subsidiary or after the termination of his employment, provided that Participant may disclose such Confidential Information only to a person who is then a director, officer, Participant, partner, attorney or agent of FDF or a Subsidiary who, in Participant's reasonable good faith judgment, has a need to know the Confidential Information.

C.	Effect of Breach; FDF’s Remedies

1.	Participant’s right to any Award or Award opportunity under this Agreement shall terminate immediately upon Participant's breach of any of Participant's obligations set forth in this Section 10.

2.
Participant acknowledges that an Award constitutes valuable consideration to Participant and that a violation on Participant's part of this Section 10 would cause immeasurable and irreparable damage to FDF.  Accordingly, Participant agrees that FDF shall be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any of the provisions of this Section 10, in addition to any other remedies it may have.

3.
In addition to FDF’s right to seek injunctive relief as set forth in subsection 2 above of this Section 10.C., in the event that Participant shall violate the terms and conditions of this Section 10, FDF may: (i) make a general claim for damages and (ii) terminate any payments or benefits payable by First Defiance Financial, if applicable, to Participant.

4.
The Board shall be responsible for determining whether Participant shall have violated this Section 10, and in the absence of Participant's ability to show that the Board has acted in bad faith and without fair dealing; such decision will be final and binding.  Upon the request of Participant, FDF shall provide an advance opinion as to whether a proposed activity would violate the provisions of Section 10 of this Agreement.

11.
Restriction on Transferability. Until an Award is made as provided above, rights to such Award may not be sold, transferred, pledged, assigned, or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void.

12.
Administration. The Compensation Committee of FDF shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participant, FDF, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

13.
Construction. The Contingent Award is being made pursuant to the First Defiance Financial Corp. 2008 Long Term Incentive Compensation Plan, and is subject to the terms of that Plan. A copy of the Plan has been given to the Participant, and additional copies of the Plan are available upon request during normal business hours at the principal executive offices of FDF. To the extent that any provision of this Agreement violates or is inconsistent with an express provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect.

14.
Effect on Other Employee Benefit Plans. The value of any Award pursuant to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Participant’s benefits under any employee benefit plan sponsored by FDF or any subsidiary except as such plan otherwise expressly provides.

15.	No Employment Rights. An Award pursuant to this Agreement shall not give the Participant any right to remain employed by FDF or a subsidiary.

16.
Severability. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

17.
Construction. An Award pursuant to this Agreement is subject to the terms of the Plan. A copy of the Plan has been given to the Participant. To the extent that any provision of this Agreement violates or is inconsistent with an express provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect.

18.	Miscellaneous.

A.
This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral.  This Agreement may only be amended in writing signed by the parties hereto.

B.
The Board may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights with respect to Contingent Awards provided for under this Agreement, without the Participant’s written approval.

C.
This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.  If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid.

D.
All obligations of FDF under the Plan and this Agreement, with respect to Awards made, shall be binding on any successor to FDF, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of FDF.

E.	To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the day and year first above written.

FIRST DEFIANCE FINANCIAL CORP.

By:	Date:

EMPLOYEE

By:	Date:

Election to Name Beneficiary

The undersigned hereby names _______________________________ as beneficiary of any Award payable to such beneficiary in accordance with the terms of this agreement and the Plan in the event of my death prior the end of the referenced performance period.

Signature	Date

(Note: In the absence of a beneficiary designation, any award paid under this agreement will be made to the estate of the deceased participant)